EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

LoJack Corporation,
a Massachusetts corporation;

CalAmp Corp.,
a Delaware corporation; and

Lexus Acquisition Sub, Inc.,
a Massachusetts corporation

______________________________

Dated as of February 1, 2016
______________________________

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. LoJack’s shareholders and other investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of CalAmp, LoJack, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by CalAmp and LoJack.

i

ii

Exhibit A – Certain Definitions
Exhibit B – Form of Articles of Organization of Surviving Company
Exhibit C – Form of Bylaws of Surviving Company

Annex I – Conditions of the Offer
Annex II – Form of Promissory Note for Top-Up Option

Schedule 1.1 – Knowledge Parties
Schedule 5.2 – Operation of the Company Business
Schedule 6.2 – Employee Benefits

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 1, 2016, by and among LoJack Corporation, a Massachusetts corporation (the “Company”); CalAmp Corp., a Delaware corporation (“Parent”); and Lexus Acquisition Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement providing for, among other things, the acquisition of the Company by Parent and, in furtherance thereof, the Board of Directors of the Company has: (i) determined that this Agreement, the Offer and the Merger are in the best interests of the shareholders of the Company; (ii) adopted this Agreement and approved and declared advisable the Offer, the Merger and the other transactions contemplated by this Agreement, each in accordance with the requirements of the MBCA; and (iii) resolved to recommend that the Company’s shareholders accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement (if required by Applicable Law).

B. Pursuant to this Agreement, and subject to the terms and conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock (the “Shares”) at a price per Share of $6.45, net to the holders of such Shares in cash (such amount or any greater amount per Share paid pursuant to the Offer being hereafter referred to as the “Offer Price”) and following consummation of the Offer, subject to the terms and conditions set forth herein, Purchaser will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”), whereby each issued and outstanding Share not owned directly or indirectly by Parent or Purchaser will be converted into the right to receive the Offer Price in cash.

C. The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

D. The Board of Directors of Purchaser has determined that, on the terms and subject to the conditions set forth herein, this Agreement, the Offer, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Purchaser and Parent, and has approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Agreement

Parent, Purchaser and the Company, intending to be legally bound, agree as follows:

Article I

THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement has not been terminated in accordance with Section 8.1, as promptly as reasonably practicable (but in no event later than ten (10) business days) after the date hereof, Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 of the Exchange Act) the Offer at the Offer Price. Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, promptly after the Expiration Time (and in any event within one (1) business day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)), accept for payment all such Shares validly tendered pursuant to the Offer and not withdrawn (the date and time of the first acceptance for payment, the “Acceptance Time”) and promptly thereafter pay for such Shares.

(b) The Offer shall initially be scheduled to expire at midnight (Eastern time) on the date that is twenty (20) business days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (the latest time as the Offer may expire, as it may be extended pursuant to this Section 1.1, shall be referred to as the “Expiration Time”). If on or prior to any then scheduled Expiration Time, all of the conditions set forth in Annex I (collectively, the “Offer Conditions”) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive periods of up to ten (10) business days each (the length of such period to be determined in good faith by Parent and the Company) until the earlier of (x) the date on which all of the Offer Conditions are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Section 8.1. The Offer may not be terminated or withdrawn prior to the Expiration Time, unless this Agreement is terminated in accordance with Section 8.1. In the event this Agreement is terminated pursuant to Section 8.1, Parent shall cause Purchaser to promptly (and in any event within one (1) business day of such termination) irrevocably and unconditionally terminate the Offer.

(c) Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive, amend or modify any term or condition of the Offer in its sole discretion; provided, however, that, without the prior written consent of the Company, neither Parent nor Purchaser shall:

(i) change the form of consideration payable in the Offer, decrease the Offer Price or decrease the number of Shares subject to or sought pursuant to the Offer;

(ii) extend the Expiration Time, except as required by this Agreement or Applicable Law (including for any period required by any rule, regulation, interpretation or position of the SEC or its staff);

(iii) waive or amend the Minimum Condition;

(iv) impose any condition to the Offer not set forth in Annex I; or

(v) otherwise amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement or in the Offer Documents in a manner adverse to the Company’s shareholders.

(d) Purchaser may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following its acceptance for payment of Shares in the Offer (a “Subsequent Offering Period”).

(e) On the date of commencement of the Offer, Parent and Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or incorporate by reference the offer to purchase and forms of the related letter of transmittal, summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements, amendments and exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the Company’s shareholders as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Purchaser agree to provide the Company with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given). Each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law or any applicable rules or regulations of NASDAQ. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Subject to an Adverse Change Recommendation being made by the Company pursuant to Section 5.4 prior to the time the Offer Documents are disseminated to the Company’s shareholders, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents; provided, in the event an Adverse Change Recommendation is made by the Company pursuant to Section 5.4 following the time the Offer Documents are disseminated to the Company’s shareholders, each of Parent and Purchaser shall take all steps necessary to amend or supplement the Offer Documents to correct such information and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, as applicable.

(f) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer and shall cause Purchaser to fulfill its obligations under this Agreement. Parent shall, and shall ensure that all of its Affiliates, either (i) tender Shares held by them, if any, into the Offer or (ii) transfer such Shares to Purchaser prior to the Acceptance Time.

Section 1.2 Company Actions.

(a) The Company, after affording Parent, Purchaser and their counsel a reasonable opportunity to review and comment thereon and giving reasonable and good faith consideration to any comments made by Parent, Purchaser or their counsel, (i) shall file with the SEC, as promptly as practicable on the date of the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) containing, subject to an Adverse Change Recommendation being made by the Company pursuant to Section 5.4 prior to the time of filing such Schedule 14D-9, the Company Board Recommendation and (ii) shall disseminate the Schedule 14D-9 to the Company’s shareholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act; provided, with respect to clause (i), in the event an Adverse Change Recommendation is made by the Company pursuant to Section 5.4 following the time the Schedule 14D-9 is disseminated to the Company’s shareholders, each of Parent and Purchaser shall take all steps necessary to amend or supplement the Schedule 14D-9 to correct such information and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, as applicable. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by Applicable Law or any applicable rules or regulations of NASDAQ.

(b) The Company agrees to provide Parent and Purchaser with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).

(c) In connection with the Offer, the Company will promptly furnish Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall furnish Purchaser with such additional available information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to, and soliciting tenders of Shares from, the Company’s record and beneficial shareholders. Subject to the requirements of Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and their Representatives shall keep such information confidential (and all such information shall be deemed Evaluation Material and be governed by the terms of the Confidentiality Agreement) and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will promptly destroy or deliver to the Company all copies of such information then in their possession.

Section 1.3 Directors.

(a) Promptly after the Acceptance Time, and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Board of Directors of the Company (the “Purchaser Designees”) as will give Purchaser representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that the number of Shares beneficially owned by Parent or Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding on a Fully Diluted basis, and the Company will, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will use commercially reasonable efforts to cause the Purchaser Designees to be so elected or appointed. From and after the Acceptance Time, the Company shall, upon Parent’s request, to the extent permitted by the applicable requirements of the SEC and NASDAQ, use commercially reasonable efforts to cause Purchaser Designees to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of (i) each committee of the Board of Directors of the Company, (ii) each board of directors (or similar body) of each wholly-owned Subsidiary of the Company and (iii) each committee (or similar body) of each such board. The Company’s obligation to appoint Purchaser Designees to the Board of Directors of the Company will be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company will file with the SEC and mail (or otherwise disseminate as permitted under Applicable Law) to the Company’s shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Parent and Purchaser will be solely responsible for such information. For purposes of this Agreement, such information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder that is filed with the SEC and mailed (or otherwise disseminated as permitted under Applicable Law) to the Company’s shareholders will be considered part of the Schedule 14D-9.

(b) Notwithstanding the provisions of this Section 1.3, at least three (3) of the members of the Board of Directors of the Company shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof and who qualify as independent directors for purposes of the continued listing requirements of NASDAQ (the “Independent Directors”); provided that if there shall be in office less than three (3) Independent Directors for any reason, the Board of Directors of the Company shall elect the Person designated by the remaining Independent Director or Directors to fill such vacancy and such Person shall be deemed to be an Independent Director for all purposes of this Agreement, or if no Independent Directors then remain, the other directors of the Company then in office shall designate and elect three (3) Persons to fill such vacancies who will not be directors, officers, employees or Affiliates of Parent or Purchaser and such Persons shall be deemed to be Independent Directors for all purposes of this Agreement. From and after the time that any Purchaser Designees join the Board of Directors of the Company and prior to the Effective Time, subject to the terms hereof, (i) any amendment or modification of this Agreement, (ii) any termination of this Agreement by the Company, (iii) any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, (iv) any waiver of any condition to the Company’s obligations hereunder or any of the Company’s rights hereunder or (v) any amendment to the Company Charter Documents may be effected only if (in addition to the approval of the Board of Directors of the Company as a whole) there are in office one (1) or more Independent Directors and such action is approved by a majority of the Independent Directors then in office. For purposes of considering any matter set forth in this Section 1.3(b), the Independent Directors will be permitted to meet without the presence of the other directors. The Independent Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Independent Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder.

Section 1.4 Top-Up Option.

(a) Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the greater of (i) the closing price of a Share on NASDAQ on the last trading day prior to the exercise of the Top-Up Option or (ii) the Offer Price, that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option (after giving effect to the issuance of the Top-Up Shares but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), shall meet the Short Form Threshold. The Top-Up Option may only be exercised one time by Purchaser, in whole but not in part, and only if clauses (i) and (ii) of the following sentence are satisfied. Parent agrees to cause Purchaser to, and Purchaser shall, exercise the Top-Up Option promptly (but in no event later than one (1) business day) after the Acceptance Time or the expiration of a Subsequent Offering Period, as applicable, if the number of Shares owned by Purchaser at such time does not meet the Short Form Threshold, and if and only if, after giving effect to the exercise of the Top-Up Option, (i) Purchaser would own in the aggregate Shares sufficient to meet the Short Form Threshold and (ii) the number of Top-Up Shares to be issued does not exceed the number of authorized and unissued Shares available under the Company’s articles of organization (and that are not subscribed for or otherwise reserved for issuance); provided, however, that the obligation of Purchaser to exercise the Top-Up Option, and the obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option, is subject to the condition that no provision of any Applicable Law or Order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all Applicable Law, including compliance with an applicable exemption from registration under the Securities Act. The Top-Up Option shall terminate concurrently with the termination of this Agreement.

(b) Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), Parent shall so notify the Company in writing and shall set forth in such notice (i) the number of Shares that are expected to be owned by Purchaser immediately preceding the purchase of the Top-Up Shares and (ii) a place and time for the closing of the purchase of the Top-Up Shares (which, subject to Applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than two (2) business days after the date such notice is delivered to the Company). At the closing of the purchase of the Top-Up Shares, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Shares, and the Company shall cause to be issued to Purchaser the Top-Up Shares.

(c) The aggregate purchase price payable for the Top-Up Shares shall be paid by Purchaser as follows: (i) the portion of the aggregate purchase price equal to the par value of the Top-Up Shares shall be paid in cash; and (ii) the balance of the remaining aggregate purchase price may be paid, at Purchaser’s option, (A) in cash or (B) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the remaining aggregate purchase price, or some combination thereof. Any such promissory note shall be in the form attached hereto as Annex II, and will include the following terms: (x) the maturity date will be one (1) year after issuance; (y) the unpaid principal amount of the promissory note will accrue simple interest at a per annum rate of three percent (3%); and (z) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice.

(d) Parent and Purchaser acknowledge that the Top-Up Shares will not be registered under the Securities Act and would be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Purchaser hereby represents and warrants to the Company that Purchaser will be, at the time of the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option is being, and the Top-Up Shares would be, acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 1.5 The Merger and the Closing.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time (i) Purchaser shall be merged with and into the Company in accordance with the provisions of the MBCA, and the separate existence of Purchaser shall cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Company”) and shall continue its existence under the MBCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MBCA.

(b) The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, at 9:00 a.m. local time no later than the second (2nd) business day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions) shall be satisfied or, to the extent permitted hereunder, waived in accordance with this Agreement, or at such other place, time and date as the parties hereto shall agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

(c) Purchaser and the Company shall cause the Merger to be consummated on the Closing Date by filing all necessary documentation, including appropriate articles of merger (the “Articles of Merger”), with the Secretary of the Commonwealth of Massachusetts (the “Secretary of State”) as provided in the relevant provisions of the MBCA. The Merger shall become effective at the time and on the date that the Articles of Merger are duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Articles of Merger. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 1.6 Articles of Organization and Bylaws; Directors and Officers. Unless otherwise agreed to by the Company and Parent prior to the Effective Time:

(a) (i) the articles of organization of the Company shall be amended at the Effective Time to read in their entirety as set forth in Exhibit B hereto and (ii) the bylaws of the Company shall be amended at the Effective Time to read in their entirety as set forth in Exhibit C hereto, and as so amended shall be the articles of organization and bylaws of the Surviving Company until further amended in accordance with Applicable Law; and

(b) from and after the Effective Time, (i) the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Company and (ii) the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Company, in each case until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s articles of organization and bylaws.

Section 1.7 Approval of Merger.

(a) If the approval of this Agreement by the Company’s shareholders is required by Applicable Law in order to consummate the Merger, the Company shall, in accordance with Applicable Law and the Company Charter Documents:

(i) duly set a record date for, call, give notice of, convene and hold a special meeting of its shareholders (the “Shareholder Meeting”) as soon as practicable following the Acceptance Time and the expiration of any Subsequent Offering Period for the purpose of obtaining the Shareholder Approval;

(ii) prepare and file with the SEC a preliminary proxy statement for the Shareholder Meeting and use its reasonable best efforts to (x) after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, following resolution of any such comments with the SEC, cause a definitive proxy statement (the “Proxy Statement”) to be mailed (or otherwise disseminated as permitted under Applicable Law) to its shareholders entitled to notice of and to vote at the Shareholder Meeting and (y) obtain the Shareholder Approval; and

(iii) unless it would constitute a breach of the fiduciary duties of the Board of Directors of the Company under Applicable Law at such time, include in the Proxy Statement the Company Board Recommendation that the Company shareholders vote in favor of the approval of this Agreement.

(b) At the Shareholder Meeting, if any, each of Parent and Purchaser agrees that it will vote, or cause to be voted, all of the Shares then owned by it or any of its Subsidiaries in favor of the approval of this Agreement.

Section 1.8 Merger Without Meeting of Shareholders. In the event that Purchaser shall acquire sufficient Shares to meet the Short Form Threshold, whether pursuant to the Offer or otherwise, the parties hereto agree, subject to the terms and conditions hereof, to take all necessary and appropriate action to cause the Merger to become effective without a meeting of the Company’s shareholders as soon as practicable after Purchaser meets the Short Form Threshold, in accordance with Section 11.05 of the MBCA.

Article II

CONVERSION OF SHARES AND DELIVERY OF MERGER CONSIDERATION

Section 2.1 Conversion of Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Purchaser or the holders of any capital stock of the Company, Parent or Purchaser:

(a) Each share of common stock, par value $0.01 per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid, nonassessable share of common stock of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company.

(b) All Shares that are owned by Parent or Purchaser shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Except as provided in Sections 2.1(b) and (e), each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the Offer Price, in cash, without interest (the “Merger Consideration”).

(d) All of the Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate representing Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.3, without interest. All references in this Agreement to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of Shares.

(e) Notwithstanding Section 2.1(c) or any other provisions of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and who has perfected, appraisal rights for such Shares in accordance with Part 13 of the MBCA (the “Dissenting Shares”), if such Part 13 of the MBCA is determined to be applicable, shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the fair value of such Shares in accordance with Part 13 of the MBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Part 13 of the MBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the MBCA, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c), without interest thereon, upon surrender of such Certificate formerly representing such Share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Part 13 of the MBCA that relate to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by Applicable Law, the fair value of the Dissenting Shares will be determined in accordance with Part 13 of the MBCA without regard to the Top-Up Option, the Top-Up Shares or any promissory note delivered by Purchaser or Parent to the Company in payment for the Top-Up Shares.

Section 2.2 Deposit of Consideration. Prior to the Acceptance Time and pursuant to an agreement reasonably acceptable to the Company (the “Exchange Agent Agreement”), Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as agent for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Agreement. Prior to each of the Acceptance Time and the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent immediately available funds equal to the aggregate Offer Price and the aggregate Merger Consideration, as applicable, to be paid in respect of Certificates (the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely pay the aggregate Offer Price or the aggregate Merger Consideration, as applicable, in accordance with this Agreement. The Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment of or losses thereon shall relieve Parent from making the payments required by this Article II or elsewhere in this Agreement, or affect the amount payable in respect of the Shares, and following any losses Parent shall promptly provide additional funds to the Exchange Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by, and backed by the full faith and credit of, the United States of America. Any and all interest or other amounts earned with respect to such funds shall become part of the Exchange Fund, and any amounts in excess of the amounts payable under this Agreement shall be promptly returned to either Parent or the Surviving Company. The Exchange Fund shall not be used for any other purpose. The Surviving Company shall (and Parent shall cause the Surviving Company to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares and the payment of the aggregate Offer Price and the aggregate Merger Consideration in respect of the Shares.

Section 2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, and in any event within three (3) business days, Parent shall, or shall cause the Exchange Agent to, send to each record holder of Shares at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate.

(b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal (or receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Shares), a holder of Shares will be entitled to receive, promptly after the Effective Time (and in any event within two (2) business days of the later of such surrender or the Effective Time), the Merger Consideration in respect of the Shares represented by its Certificate(s). Until so surrendered and except with respect to Dissenting Shares (if any), each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with this Article II.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be paid in consideration therefor in accordance with the procedures set forth in this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. None of Parent, Purchaser, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any cash delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law.

(f) After consultation with and providing adequate notice to the Company (except with respect to withholding for compensatory payments), each of Parent, Purchaser, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing authority by Parent, Purchaser, the Surviving Company or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Purchaser, the Surviving Company or the Exchange Agent, as the case may be, made such deduction and withholding.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond, in such customary amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article II.

Section 2.4 Treatment of Company Equity Awards.

(a) Each Company Option, whether vested or unvested or exercisable or unexercisable, that is outstanding and unexercised immediately prior to the Acceptance Time, shall become fully vested and exercisable as of the Acceptance Time. Each such Company Option that is outstanding prior to the Acceptance Time shall, automatically and without any required action on the part of the holder thereof, be cancelled as of the Acceptance Time and converted into the right to receive (without interest), an amount in cash (less applicable Tax withholdings), payable in a lump sum through the Company’s payroll system as soon as reasonably practicable (but no later than the next regularly-scheduled payroll date) after the Acceptance Time, equal to the product of (A) the excess, if any, of (x) the Merger Consideration minus (y) the exercise price per share of such Company Option, and (B) the number of Shares underlying such Company Option.

(b) Each restricted stock unit award (the “Company RSUs”), whether vested or unvested, that is outstanding and unsettled immediately prior to the Acceptance Time, shall become fully vested as of the Acceptance Time. Each such Company RSU that is outstanding and unsettled prior to the Acceptance Time shall, automatically and without any required action on the part of the holder thereof, be cancelled as of the Acceptance Time and converted into the right to receive (without interest), an amount in cash (less applicable Tax withholdings), payable in a lump sum through the Company’s payroll system as soon as reasonably practicable (but no later than the next regularly-scheduled payroll date) after the Acceptance Time, equal to the product of (A) the Merger Consideration and (B) the number of Shares underlying such Company RSU.

(c) Each Company Restricted Stock Award that is outstanding as of immediately prior to the Acceptance Time shall accelerate and become fully vested such that the Company’s right of reacquisition or repurchase, as applicable, shall lapse in full effective immediately prior to, and contingent upon, the Acceptance Time. Each Share underlying such Company Restricted Stock Awards (the “Company Restricted Shares”) that is outstanding shall be treated as an outstanding Share for all purposes of this Agreement, including for purposes of tendering pursuant to the Offer.

(d) At or prior to the Acceptance Time, the Board of Directors of the Company and/or the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and the Company shall take any actions that are necessary to effectuate the provisions of this Section 2.4.

Section 2.5 Adjustment. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Offer Price, Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.6 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than information that is (i) contained solely in the risk factors sections of such Company SEC Documents and (ii) in any statements in such Company SEC Documents that are predictive or forward-looking in nature) or (b) as set forth in the Company Disclosure Schedule delivered by the Company to Parent and Purchaser prior to or simultaneously with the execution of this Agreement, the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available complete and correct copies of the articles of organization and bylaws of the Company, each as amended and currently in effect (the “Company Charter Documents”).

(b) Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of its Subsidiaries own any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(b) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity investment in or capital contribution to any other Entity.

(c) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign Entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 35,000,000 Shares, of which 19,683,903 Shares (including 714,289 Company Restricted Shares) were issued and outstanding as of the close of business on January 29, 2016; and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares were issued and outstanding as of the close of business on January 29, 2016. All of the outstanding Shares have been duly authorized and validly issued, and are fully-paid and nonassessable.

(b) Except as set forth in the Company Charter Documents, (i) none of the outstanding Shares are entitled or subject to any preemptive right, antidilutive right, right of repurchase or forfeiture, right of participation, right of maintenance, conversion right, redemption right or any similar right; (ii) none of the outstanding Shares are subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having a right to vote (or convertible into or exercisable for such securities having the right to vote) on any matters on which the shareholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. Neither the Company nor any of its Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other Company securities.

(c) As of January 29, 2016, the Company has no shares of capital stock reserved for issuance, except for 1,447,866 Shares subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, 12,010 Shares subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans and an additional 57,164 Shares subject to issuance pursuant to Company Restricted Stock Awards with performance-based vesting. The Company has Made Available true and complete copies of all Company Equity Plans covering the Company Options, Company RSUs and Company Restricted Stock Awards outstanding as of the date hereof, and the forms of all award agreements evidencing such Company Options, Company RSUs and Company Restricted Stock Awards (and any other equity award agreements to the extent there are material variations from the form of agreement). Each Company Option, Company RSU and Company Restricted Stock Award was granted in compliance in all material respects with all Applicable Law and all of the terms and conditions of any Company Equity Plan pursuant to which it was issued. The exercise price of each Company Option is no less than the fair market value of a Share as determined on the date of grant of such Company Option. Part 3.2(c) of the Company Disclosure Schedule contains a correct and complete list of each outstanding Company Option, Company RSU and Company Restricted Stock Award as of January 29, 2016, including the holder’s name, date of grant, exercise or purchase price (if applicable), vesting schedule and the number of Shares subject thereto.

(d) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are duly authorized, validly issued, fully-paid and nonassessable and owned by the Company, free and clear of any material Encumbrance (except for Permitted Encumbrances). Neither the Company nor any of its Subsidiaries owns any voting interest in any Person except for the voting interests in the Company and its Subsidiaries.

(e) There is no: (i) outstanding subscription, option, call, warrant, agreement, arrangement, commitment or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock or securities of any of the Company and its Subsidiaries; (ii) outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company or its Subsidiaries; or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company or its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 3.3 SEC Filings; Financial Statements.

(a) The Company has Made Available complete and correct copies of (i) the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014, (ii) its proxy or information statements relating to meetings of the shareholders of the Company since January 1, 2014 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2014 (the documents referred to in this Section 3.3(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to as the “Company SEC Documents”). Since January 1, 2014 through the date hereof, the Company has filed with the SEC each report, statement, schedule or registration statement or other filing required by Applicable Law to be filed by the Company at or prior to the time so required. No Subsidiary of the Company is required to file any report, statement, schedule, form or other document, or make any other filing, with the SEC.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(d) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, including reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures are executed in accordance with the authorization of management and (iii) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. The Company’s principal executive officer and principal financial officer disclosed, based on their most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee, that (i) there were no significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which were reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) there was no fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal control over financial reporting.

(e) Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries has received in writing any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation relating to periods after January 1, 2015, by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof.

(f) Neither the Company nor any of its Subsidiaries is party to or has any obligation or other commitment to become party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Company or its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(g) The Company has Made Available copies of all comment letters received by the Company from the SEC since January 1, 2014 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date hereof, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

Section 3.4 Disclosure Documents. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, distributed or otherwise disseminated to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement (if necessary) will, at the time the Proxy Statement is filed with the SEC, on the date it is first mailed (or otherwise disseminated as permitted under Applicable Law) to the holders of Shares or, if relevant, at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement (if necessary) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement (if necessary).

Section 3.5 Absence of Changes. Since the Balance Sheet Date: (a) subject to Section 5.2, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice; (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.2(a), (f), (g), (h), (n) and (p); and (c) there has not been any event, development or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Title to Assets. The Company and its Subsidiaries have good and marketable title to all tangible assets owned by them as of the date hereof that are material to the Company’s business as conducted as of the date hereof, including such assets reflected on the Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date). All of said tangible assets are owned by the Company and its Subsidiaries, respectively, free and clear of any material Encumbrances (other than Permitted Encumbrances).

Section 3.7 Real Property; Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property or interests in real property in fee (or the equivalent interest in the applicable jurisdiction).

(b) Part 3.7(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied as of the date hereof by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $75,000 or more (each, a “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) current rent amounts payable by the Company or its Subsidiaries related to such Leased Real Property. All of the leases, subleases and other agreements covering the Leased Real Property (each, a “Lease Agreement”) are valid and binding obligations of the Company and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, (x) no Lease Agreement is subject to any Encumbrance other than Permitted Encumbrances, including any leasehold mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any Third Party any interest in the Company’s leasehold interests or any right to the use or occupancy of any Leased Real Property and (y) each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by the Company or any of its Subsidiaries under any Lease Agreement, except in each case of clause (x) and (y), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries (i) are in good operating condition and repair (ordinary wear and tear excepted and ongoing maintenance excepted) and (ii) are adequate for the uses to which they are being put.

Section 3.8 Intellectual Property.

(a) Part 3.8(a) of the Company Disclosure Schedule contains a complete list of all approved Patents, registered Marks (including Internet domain names) and registered Copyrights (collectively, the “Company Registered IP”), and applications for any of the foregoing, in each such case that are included in the Company Intellectual Property Assets, setting forth for each the registered owner, jurisdiction, and registration and application number. The Company Registered IP is subsisting, valid and enforceable. The Company and its Subsidiaries exclusively own and possess free and clear of all Encumbrances (other than Permitted Encumbrances) all right, title and interest in and to the Intellectual Property Assets set forth on Part 3.8(a) of the Company Disclosure Schedule, as well as all other Intellectual Property Assets owned or purported to be owned by the Company or its Subsidiaries.

(b) All Patents, Marks and Copyrights owned by the Company and its Subsidiaries that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has cancelled or abandoned in its reasonable business judgment or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) In the three (3) years immediately prior to the date hereof, (i) there have been, and there are as of the date hereof, no material legal disputes alleging infringement, misappropriation or any other violation by the Company or any of its Subsidiaries of any Intellectual Property Assets owned by any other Person (“Third Party Rights”) and (ii) neither the Company nor any of its Subsidiaries has received any (A) notice, claim or indemnification request (in each case, in writing) asserting any infringement, misappropriation, violation, dilution or unauthorized use of Third Party Rights, or (B) request that the Company or any of its Subsidiaries consider taking a license under any Patents owned by a third party.

(d) To the knowledge of the Company, the operation of the Business does not infringe any material Third Party Right.

(e) To the knowledge of the Company, there is no material infringement by any Person of any of the Company Intellectual Property Assets.

(f) The Company and its Subsidiaries have taken reasonable steps in accordance with standard industry practices to protect their rights in the Company Intellectual Property Assets and to maintain the confidentiality of Trade Secrets owned by the Company and its Subsidiaries. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have contributed to the development of Intellectual Property Assets that are material to the conduct of the Business have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(g) Neither the Company nor any of its Subsidiaries has granted any exclusive license with respect to any Company Intellectual Property Assets or otherwise agreed to materially restrict or limit its use of any Company Intellectual Property Assets.

(h) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other modification of any kind to, any Intellectual Property Assets material to the conduct of the Business or (ii) give rise to any right of any third party to modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any Inbound License Agreement or Outbound License Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) For purposes of this Section 3.8 (or as used elsewhere in this Agreement):

(i) “Business” means the business of the Company and its Subsidiaries as currently conducted.

(ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company and its Subsidiaries.

(iii) “Intellectual Property Assets” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:

(A) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions and all applications for any of the foregoing (collectively, “Patents”);

(B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration for any of the foregoing (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”);

(D) trade secrets, including know-how, ideas, inventions, methods, formulae, models, methodologies, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and

(E) moral rights, publicity rights and any other proprietary or intellectual property rights of any kind or nature.

Section 3.9 Material Contracts.

(a) As of the date hereof, and except for this Agreement, neither the Company nor any Subsidiary of the Company is party to or is bound by any contract, arrangement, commitment or understanding binding on the Company or any Subsidiary of the Company:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) pursuant to which the Company received customer revenues for the 2015 fiscal year in excess of $1,000,000;

(iii) pursuant to which the Company was obligated to make capital expenditures, capital commitments or loans in excess of $1,000,000 in the 2015 fiscal year, or pursuant to which the Company is obligated to make capital expenditures, capital commitments or loans in excess of $1,000,000 subsequent to the date hereof (in each case, except as required in connection with commitments under tower leases, auto fleet leases and real property leases);

(iv) containing a covenant (A) limiting the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area, (B) materially restricting the right of the Company and its Subsidiaries to sell to or purchase from any Person any goods or services material to the Business or (C) granting any Person “most favored nation” status;

(v) relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by the Company or any Subsidiary of the Company in excess of $1,000,000;

(vi) that is a license of material Company Intellectual Property Assets;

(vii) that is a license of Third Party Rights that is material to the business of the Company and its Subsidiaries, taken as a whole; and

(viii) that by its terms requires aggregate payment or provides for receipt by the Company or any of its Subsidiaries under such Contract of more than $2,500,000 in any year over the remaining term of such Contract and that requires the Company to obtain a consent to, or gives the other party a termination right in the event of, a “change of control” (other than Employee Plans).

(b) Each contract, arrangement, commitment or understanding of the type described in Section 3.9(a), whether or not set forth in Part 3.9 of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Except for Material Contracts that have expired or terminated by their terms, all of the Material Contracts are valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has, and to the knowledge of the Company, none of the other parties thereto has, violated in any respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and neither the Company nor any of its Subsidiaries has received written notice of any of the foregoing.

Section 3.10 Liabilities. The Company and its Subsidiaries have no liabilities or obligations, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for: (i) liabilities and obligations reflected on the Balance Sheet (including any related notes); (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; (iii) liabilities and obligations incurred in connection with the Offer, the Merger and the other transactions contemplated by this Agreement; and (iv) liabilities and obligations in an amount less than $1,000,000 individually or $4,000,000 in the aggregate (excluding liabilities and obligations pursuant to any Contracts to which the Company or any of its Subsidiaries is a party, to the extent such liabilities and obligations do not arise out of any breach or default under such Contracts on the part of the Company or its Subsidiaries, as applicable).

Section 3.11 Compliance with Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is and, since January 1, 2013, has been, in compliance with all Applicable Law. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2013 through the date hereof that remains unresolved (i) of any administrative, civil or criminal investigation or material audit by any Governmental Body relating to the Company or any of its Subsidiaries or (ii) from any Governmental Body alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have obtained all clearances, authorizations, licenses, registrations and other Governmental Authorizations required by any foreign or domestic Governmental Body to permit the conduct of its business as currently conducted and all such Governmental Authorizations are valid and in full force and effect. To the knowledge of the Company, none of the Governmental Authorizations have been or are being revoked or challenged, except where such revocation or challenge does not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body or (ii) failed to disclose a material fact required to be disclosed to any Governmental Body. To the knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any pending or threatened in writing investigation by any Governmental Body pursuant to any Applicable Law.

Section 3.13 Privacy Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has complied, and as of the date hereof is in compliance, with its privacy policies and third-party obligations (imposed by Applicable Law) regarding the collection, use, transfer, storage, protection, disposal and disclosure by the Company and its Subsidiaries of personally identifiable information.

Section 3.14 Certain Business Practices. Each of the Company and its Subsidiaries (a) is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any similar U.S. or foreign law concerning corrupt payments applicable to any of the Company or any of its Subsidiaries and (b) between January 1, 2013 and the date hereof, neither the Company nor any of its Subsidiaries has been given written notice by a Governmental Body of, or to the knowledge of the Company has been investigated by any Governmental Body with respect to, any violation by the Company or its Subsidiaries of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any similar U.S. or foreign law concerning corrupt payments applicable to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Company Associate authorized to act, and acting, on behalf of the Company or its Subsidiaries has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage that has resulted in a material violation of Applicable Law. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or government-controlled Entity, and any known officer or employee of a public international organization, as well as any person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Section 3.15 Tax Matters.

(a) (i) All income and all other material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries, as applicable, with any Governmental Body have been filed when due (taking into account any extensions of such due date), and (ii) the Company and its Subsidiaries have paid (or have had paid on their behalf) all respective material Taxes due and owing (whether or not shown on any Tax Return).

(b) Each of the Company and its Subsidiaries has withheld and paid all respective material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There are (i) no current examinations or audits of any Tax Return of the Company or any of its Subsidiaries in progress as of the date hereof and (ii) no written notice of a claim or pending investigation has been received by the Company or any of its Subsidiaries in the past three (3) years from any Governmental Body in any jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file Tax Returns or pay Taxes that the Company or such Subsidiary is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction. No extension or waiver of the limitation period applicable to any of the Tax Returns of the Company or any of its Subsidiaries has been requested or granted or is currently in effect.

(d) To the knowledge of the Company, no Legal Proceeding is pending or has been threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax. No deficiency of material Taxes in respect of the Company or its Subsidiaries has been asserted in writing as a result of any audit or examination by any Governmental Body that is not adequately reserved for in the Company’s financial statements in accordance with GAAP or has not been otherwise resolved or paid in full.

(e) Neither the Company nor its Subsidiaries has ever been a member of an affiliated combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than a group of which the Company was the common parent.

(f) Neither the Company nor its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) There are no material Encumbrances for Taxes upon the assets of the Company and its Subsidiaries (other than with respect to liens for Taxes incurred in the ordinary course of business consistent with past practice that are not yet due and payable).

Section 3.16 Employee Matters; Benefit Plans.

(a) Part 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Employee Plan. With respect to each such Employee Plan, the Company has Made Available a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, if applicable, (iii) the current plan documents and any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under an Employee Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) Neither the Company nor any ERISA Affiliate of the Company, nor any predecessor thereof, sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or has been obligated to contribute to, any Employee Plan subject to Title IV of ERISA, any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, any multiple employer plans, or other Employee Plan subject to Section 302 of ERISA or Section 412 of the Code.

(c) The Company and its Subsidiaries do not maintain any Employee Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and nothing has occurred since the date of such letter that would reasonably be expected to result in the loss of such qualified status of such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that would result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) To the knowledge of the Company, the Company has not received notice that any Employee Plan is under audit or is subject of an investigation by the IRS, the United States Department of Labor (“DOL”), the SEC or any other Governmental Body.

(f) Except as provided in Section 2.4 and/or Schedule 6.2, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or benefits under any Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Employee Plan.

(g) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(i) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened in writing against or involving any Employee Plan before any arbitrator or any Governmental Body.

(j) Each Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder. Each Company Option is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code.

Section 3.17 Labor Matters.

(a) Except as required by Applicable Law, the employment of the employees of the Company and its Subsidiaries is terminable at will.

(b) As of the date hereof: (i) neither the Company nor any of its Subsidiaries is party to, or has a duty to bargain for, or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Company or its Subsidiaries; (ii) no collective bargaining agreements applicable to the Company exist at the Company or its Subsidiaries; (iii) there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or to the knowledge of the Company, any threat in writing thereof, or any similar activity or dispute, affecting the Company or its Subsidiaries or any of their respective employees since January 1, 2013, other than in the course of established collective bargaining relationships; (iv) there is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation or union organizing activity or any similar activity or dispute, other than in the course of established collective bargaining relationships; and (v) there is no claim or grievance pending or, to the knowledge of the Company, threatened in writing relating to any Employee Plan, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate that involves a material liability or material potential liability, including charges of unfair labor practices (including equal employment opportunity laws), or material complaints concerning terms and conditions of employment, occupational safety and health, affirmative action, employee privacy or harassment. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Applicable Law respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, employee privacy, notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any other similar applicable foreign, state, or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event), and wages and hours.

(c) Neither the Company nor its Subsidiaries is delinquent in any material respect in payments to any Company Associate for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such Company Associates. Neither the Company nor its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business consistent with past practice) and freelancer/independent contractors.

(d) As of the date hereof, there is not pending or, to the knowledge of the Company, threatened in writing, any Legal Proceeding against the Company or its Subsidiaries by any Governmental Body relating to the legal status or classification of an individual classified by the Company or its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant). Neither the Company nor any of its Subsidiaries has made any filings prior to the date hereof under the IRS’ Voluntary Classification Settlement Program.

Section 3.18 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) No written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no Legal Proceeding is pending or, to the knowledge of the Company, is threatened in writing by any Governmental Body or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(c) There has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Company Contract or by operation of Applicable Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

Section 3.19 Insurance. Part 3.19 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company or its Subsidiaries as of the date hereof (collectively, the “Insurance Policies”), all of which are in full force and effect. Neither the Company nor its Subsidiaries has received any written notice that coverage has been denied or disputed by the underwriters of such Insurance Policies. All premiums due and payable under all such Insurance Policies have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). To the knowledge of the Company, there is no termination of any Insurance Policy threatened in writing.

Section 3.20 Absence of Litigation. (a) There is no Legal Proceeding pending against or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order, which, in either case of (a) or (b), (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date hereof, challenges the validity or propriety, or seeks to prevent, materially impair or materially delay the Acceptance Time or consummation of the Merger.

Section 3.21 Authority; Binding Nature of Agreement.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Shareholder Approval (if required by Applicable Law), to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Shareholder Approval (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company. If required by Applicable Law, the affirmative vote of the holders of two-thirds of the outstanding Shares entitled to vote on the approval of this Agreement (the “Shareholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary for the consummation of the Merger.

(b) The Board of Directors of the Company (at a meeting duly called and held) has: (i) determined that this Agreement and the Offer and the Merger are in the best interests of the shareholders of the Company, (ii) adopted this Agreement and approved and declared advisable the Offer, the Merger and the other transactions contemplated by this Agreement, in accordance with the requirements of the MBCA, and (iii) resolved to recommend acceptance of the Offer and, if necessary, approval of this Agreement by the shareholders of the Company (the “Company Board Recommendation”).

(c) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and, assuming due authorization, execution and delivery by Parent and Purchaser, is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity.

Section 3.22 Takeover Laws. As of the date hereof and as of the Acceptance Time and the Effective Time, and assuming the accuracy of Parent’s and Purchaser’s representations and warranties set forth in Section 4.7, the Board of Directors of the Company has taken and will take all actions necessary to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 3.23 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the MBCA, the HSR Act and other Antitrust Laws, the NASDAQ listing rules, the Securities Act and the Exchange Act and obtaining Shareholder Approval (if required by Applicable Law), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (i) result in a breach or violation of, or default under, any of the provisions of the Company Charter Documents; (ii) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations or the creation of any Encumbrance (other than Permitted Encumbrances) on any assets of the Company or its Subsidiaries, or loss of rights, pursuant to any Material Contract (other than Employee Plans), in each case that would be binding upon the Company or its Subsidiaries; or (iii) result in a breach or violation of any Applicable Law, except in each case in clauses (ii) and (iii), as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as may be required by the applicable provisions of the MBCA, the HSR Act and other Antitrust Laws, the NASDAQ listing rules, the Securities Act and the Exchange Act and obtaining Shareholder Approval (if required by Applicable Law), neither the Company nor any of its Affiliates is required to give notice to, make any filing with, or obtain any consent or waiver from any Person at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement, or the consummation by the Company of the Offer, the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.24 Fairness Opinion. The Board of Directors of the Company has received the written opinion of Pacific Crest Securities, a division of KeyBanc Capital Markets Inc. as financial advisor to the Company (the “Company Financial Advisor”), dated the date hereof, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Offer Price is fair, from a financial point of view, to the Company shareholders (other than Parent and its Affiliates). The Company will make available to Parent solely for informational purposes a signed copy of the fairness opinion as soon as practicable following the execution of this Agreement.

Section 3.25 Financial Advisor. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, except that the Company has employed the Company Financial Advisor, and the Company has Made Available a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Offer, the Merger and the other transactions contemplated hereby.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the Parent Disclosure Schedule delivered by Parent to the Company prior to or simultaneously with the execution of this Agreement, Parent and Purchaser hereby represent and warrant to the Company as follows:

Section 4.1 Due Organization; Capitalization and Operation of Purchaser.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Purchaser is a Massachusetts corporation, duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Parent and Purchaser is duly licensed or qualified to do business in each jurisdiction where such license or qualification is necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company or the Company’s Representatives prior to the date hereof accurate and complete copies of the articles of organization and bylaws of Purchaser, including all amendments thereto, as in effect on the date hereof. Purchaser’s articles of organization and bylaws so delivered are in full force and effect.

(b) The authorized capital stock of Purchaser consists of 100 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Purchaser is, and at the Acceptance Time and the Closing Date will be, owned by Parent. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby.

Section 4.2 Authority; Binding Nature of Agreement. Parent and Purchaser have, as applicable, all requisite corporate power and authority to enter into this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement constitutes a valid and binding agreement of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.3 Non-Contravention; Consents; No Vote of Parent Stockholders.

(a) Assuming compliance with the applicable provisions of the MBCA, the HSR Act and other Antitrust Laws, the NASDAQ listing rules (or other applicable securities exchange listing rules), the Securities Act and the Exchange Act, the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Offer, the Merger and the other transactions contemplated by this Agreement do not and will not: (i) result in a breach or violation of, or default under, any of the provisions of the certificate of incorporation, bylaws, articles of organization, or any other charter or organizational documents of Parent or Purchaser; (ii) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations or the creation of any Encumbrance (other than Permitted Encumbrances) on any assets of Parent or Purchaser, or loss of rights, pursuant to any Contract to which Parent or Purchaser is party, in each case that would be binding upon Parent or Purchaser; or (iii) result in a breach or violation of any Applicable Law, except in each case in clauses (ii) and (iii), as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as may be required by the applicable provisions of the MBCA, the HSR Act and other Antitrust Laws, the NASDAQ listing rules (or other applicable securities exchange listing rules), the Securities Act and the Exchange Act, neither Parent nor Purchaser is required to give notice to, make any filing with, or obtain any consent or waiver from any Person at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement, or the consummation by Parent or Purchaser of the Offer, the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Offer, the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Purchaser is the only vote or consent of the holders of any class or series of capital stock of Purchaser that may be necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 4.4 Disclosure Documents. None of the information supplied or to be supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, distributed or otherwise disseminated to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement (if necessary) will, at the time the Proxy Statement is filed with the SEC, on the date it is first mailed (or otherwise disseminated as permitted under Applicable Law) to the holders of Shares or, if relevant, at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.5 Absence of Litigation. (a) There is no Legal Proceeding pending against or, to the knowledge of Parent, threatened in writing, against Parent or Purchaser and (b) neither Parent nor Purchaser is subject to any outstanding Order, which, in either case of (a) or (b), as of the date hereof, challenges the validity or propriety, or seeks to prevent, materially impair or materially delay the Acceptance Time or the consummation of the Merger.

Section 4.6 Available Funds. Parent has and will have, and will cause Purchaser to have, at the Acceptance Time and at the Closing the funds necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, including payment in cash of the aggregate Offer Price, the aggregate Merger Consideration and those other payments contemplated in Article II at the Acceptance Time or the Effective Time, as applicable, and to pay all other amounts contemplated in this Agreement, including all fees and expenses related thereto for which Parent or Purchaser is responsible. In no event shall the receipt or availability of any funds or financing by or to Parent, Purchaser or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Purchaser hereunder.

Section 4.7 Ownership of Company Common Stock. Neither Parent nor Purchaser is, nor at any time in the past three (3) years has been, an “interested stockholder” of the Company as defined in Chapter 110F of the Massachusetts General Laws. Neither Parent nor any of Parent’s “affiliates” or “associates” (as defined in Chapter 110F of the Massachusetts General Laws) directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s affiliates or associates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares.

Section 4.8 Absence of Certain Agreements. None of Parent, Purchaser nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether written or oral), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any shareholder of the Company would be entitled to receive in respect of any Share consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any shareholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Purchaser in connection with the transactions contemplated by this Agreement. There are no agreements, arrangements or understandings (in each case, whether written or oral) between Parent and/or Purchaser and/or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to, or are in connection with, the transactions contemplated by this Agreement.

Section 4.9 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Parent or Purchaser for which the Company could have any liability in a circumstance where the Offer or the Merger is not consummated.

Article V

CERTAIN COVENANTS OF THE PARTIES

Section 5.1 Access and Investigation.

(a) During the Interim Period, upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Company and its Subsidiaries to: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s and its Subsidiaries’ respective Representatives, personnel, properties, assets and to all existing books, Contracts, records, filings, submissions, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries; and (ii) furnish promptly to Parent and Parent’s and its Subsidiaries’ Representatives such copies of the existing books, contracts, records, filings, submissions, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the business, properties, and personnel of the Company and its Subsidiaries, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company, and in such a manner as to not interfere unreasonably with the normal operation of the business of the Company. All requests for information made pursuant to this Section 5.1(a) shall be directed to the executive officer or other Person designated by the Company. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct the applicable Representatives of Parent to comply with, all of its confidentiality and non-use obligations under the Confidentiality Agreement dated November 12, 2014 and amended as of December 29, 2015, between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything herein to the contrary, Parent and Purchaser shall not, and shall cause their respective Representatives not to, contact any employee, consultant, customer, licensee, partner, supplier or vendor of the Company in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent, and Parent and Purchaser acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company.

(b) Nothing herein shall require the Company to disclose any information to Parent or Purchaser if such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney-client or other legal privilege (provided that the Company will nonetheless provide Parent or Purchaser and the applicable Representatives of Parent or Purchaser with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (ii) contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof, including any confidentiality agreement to which the Company or its Affiliates is a party (provided that the Company shall use its commercially reasonable efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure). The Company and Parent will each use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

Section 5.2 Operation of the Company’s Business. During the Interim Period, except: (i) as required or otherwise contemplated under this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as required by Applicable Law or (iv) as set forth in Schedule 5.2, the Company shall ensure that it and each of its Subsidiaries conducts its business and operations in the ordinary course, consistent with past practice and use its commercially reasonable efforts to: (A) preserve intact its business organization and material assets, (B) keep available the services of its officers and employees who are integral to the operation of the business as presently conducted, (C) maintain in effect all of its Governmental Authorizations, and (D) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company. Without limiting the generality of the foregoing, during the Interim Period, except: (1) as required or otherwise contemplated under this Agreement, (2) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (3) as required by Applicable Law or (4) as set forth in Schedule 5.2, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of the Company’s capital stock, or repurchase, redeem or otherwise reacquire any shares of the Company’s capital stock, other than (i) dividends or distributions between or among the Company and its Subsidiaries to the extent consistent with past practices and (ii) other acquisitions or distributions of Shares resulting from the forfeiture, vesting or settlement (including tax withholding) or exercise of Company Options, Company RSUs or Company Restricted Shares, as applicable, outstanding on the date hereof;

(b) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security of the Company, (ii) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security of the Company, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company, in each of clauses (i) through (iii) other than: (A) the issuance of Shares upon the exercise or settlement of Company Options or Company RSUs, or pursuant to the terms of the Company Restricted Stock Awards that are outstanding on the date hereof, in each case in accordance with the applicable equity award’s terms as in effect on the date hereof (or as may be amended, or granted or awarded not in violation of this Agreement) and (B) grants or awards of Shares (including Company Restricted Shares) or Company Options or Company RSUs required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements (including new hire offer letters) in effect as of the date hereof (or as may be amended or entered into not in violation of this Agreement);

(c) split, combine or reclassify its outstanding shares of capital stock of the Company or enter into any agreement with respect to voting of any of the capital stock of any of the Company or any securities convertible into or exchangeable for such capital stock;

(d) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to the Company’s current or former directors or executive officers, except for (i) increases required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof (or as may be amended or entered into not in violation of this Agreement) or (ii) increases required under any Employee Plan or under Applicable Law (for the avoidance of doubt, the Company shall be permitted to pay its employees (or those of its Subsidiaries) bonuses earned for the fiscal year ended December 31, 2015);

(e) except to the extent required by (i) Applicable Law (including Section 409A of the Code), or (ii) any Employee Plan in effect as of the date hereof, accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Options or other Company stock-based compensation prior to the times set forth in Section 2.4;

(f) amend or modify, or authorize or formally propose to amend or modify, any of the Company Charter Documents;

(g) incur, or assume or otherwise become liable for any long-term or short-term Indebtedness except (i) for borrowings under the Company’s current credit facilities in the ordinary course of business consistent with past practice or (ii) in respect of Indebtedness owing by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditures in an amount in excess of $500,000 individually or $1,500,000 in the aggregate in any three (3) month period;

(i) sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise abandon, cease to prosecute, or dispose of any Intellectual Property Assets, or other material assets or properties except (i) pursuant to existing contracts or commitments, (ii) non-exclusive licenses of Company Intellectual Property Assets to its customers, contractors, partners or suppliers in the ordinary course of business consistent with past practice, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (iv) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice, or (v) abandonment or cessation of prosecution of Intellectual Property Assets no longer used in the Business, where the Company has determined in its reasonable business judgment that such abandonment or cessation is desired;

(j) change any of its methods of accounting or accounting practices in any material respect unless required by GAAP or Applicable Law or as otherwise specifically disclosed in the Company SEC Documents;

(k) enter into any collective bargaining, agreement to form a work council or other union or similar agreement or commit to enter into any such agreements;

(l) (1) modify or amend in any material respect, or terminate or cancel (excluding terminations or cancellations upon expiration of the term thereof in accordance with their terms) or extend any Material Contract, except in the ordinary course of business consistent with past practice or (2) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(m) enter into any new line of business outside of the ordinary course of business;

(n) settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(o) enter into any agreement providing for the divestiture of the Company’s interest in the entity identified on Schedule 5.2(p) or, other than in the ordinary course of business, the sale of any material assets or properties of such entity;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(q) authorize, or agree, resolve or commit to take, any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 5.2 shall restrict the Company and its wholly-owned Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and its wholly-owned Subsidiaries.

Section 5.3 No Solicitation.

(a) Subject to Sections 5.4(b) and (c) and except as permitted by this Section 5.3, until the earlier to occur of the Acceptance Time or the termination of this Agreement pursuant to Section 8.1:

(i) the Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company authorize any of its Representatives or any of its Subsidiary’s Representatives to, and the Company shall not publicly propose to, directly or indirectly (other than with respect to Parent and Purchaser), (A) solicit, initiate, facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Acquisition Proposal or (C) enter into any letter of intent, agreement, contract, commitment or agreement in principle with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any agreement, contract or commitment requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; and

(ii) the Company shall, and shall cause its Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to, immediately cease and terminate any existing discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to the Acceptance Time, (i) the Company receives a written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a breach of this Section 5.3 (except for any immaterial breach of this Section 5.3 by a Representative of the Company who is not an officer or director of the Company), (iii) the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (iv) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that the failure to take the actions referred to in clause (A) or (B) below would constitute a breach of its fiduciary duties to the shareholders of the Company under Applicable Law, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations; provided, however, that the Company (1) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries or access provided to such Third Party which was not previously provided to Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (without any determination by the Board of Directors of the Company or any committee thereof or consultation with the Company Financial Advisor or outside legal counsel) (x) following the receipt of an Acquisition Proposal from a Third Party that did not result from a breach of this Section 5.3 (except for any immaterial breach of this Section 5.3 by a Representative of the Company who is not an officer or director of the Company), contact such Third Party solely in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and/or (y) direct any Persons to this Agreement, including the specific provisions of this Section 5.3.

(c) From and after the date hereof, and except to the extent expressly prohibited by a confidentiality agreement in place as of the date hereof, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent of any Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and (ii) the identity of the Third Party making such Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty four (24) hours after receipt thereof (except to the extent expressly prohibited by a confidentiality agreement in place as of the date hereof).

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company or any of its Subsidiaries is a party, other than to the extent the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that failure to do so would constitute a breach of the directors’ fiduciary duties under Applicable Law.

Section 5.4 Company Recommendation.

(a) Subject to Sections 5.4(b) and (c), neither the Board of Directors of the Company nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify the Company Board Recommendation, in each case in any manner adverse to the transactions contemplated by this Agreement, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal (each of the foregoing actions described in clauses (i) and (ii) being referred to as an “Adverse Change Recommendation”).

(b) (i) Notwithstanding anything in this Agreement to the contrary, including Section 5.4(a), at any time prior to the Control Time, the Board of Directors of the Company may, if the Board of Directors of the Company determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to do so would constitute a breach of the fiduciary duties of the Board of Directors of the Company under Applicable Law, (A) make an Adverse Change Recommendation in response to either (1) a Superior Proposal received after the date hereof or (2) any material fact, event, change, development or circumstance not known by the Board of Directors of the Company as of the date hereof and not relating to the receipt, existence or terms of any Acquisition Proposal or consequence thereof (such fact, event, change, development or circumstance, an “Intervening Event”) or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(f) and authorize the Company to enter into a definitive agreement with respect to a Superior Proposal (which agreement shall be entered into substantially concurrently with such termination (or no later than the next business day if such termination occurs on a day that is not a business day)), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(ii) In the case of a Superior Proposal, no Adverse Change Recommendation pursuant to this Section 5.4(b) and/or no termination of this Agreement pursuant to Section 8.1(f) may be made:

(A) until after the third (3rd) business day following written notice from the Company advising Parent that the Board of Directors of the Company intends to make an Adverse Change Recommendation and/or terminate this Agreement pursuant to Section 8.1(f) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if applicable, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents;

(B) unless during such three (3) business day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to maintain the Company Board Recommendation and not make an Adverse Change Recommendation and/or terminate this Agreement; and

(C) unless, prior to the expiration of such three (3) business day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Board of Directors of the Company determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) to be at least as favorable to the Company’s shareholders as the Superior Proposal.

The provisions of this Section 5.4(b)(ii) shall also apply to any amendment to the financial terms or any other material term of such Superior Proposal, in which case such amendment shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the provisions of this Section 5.4(b)(ii), except that any reference to three (3) business days shall instead be to two (2) business days.

(iii) In the case of an Intervening Event, no Adverse Change Recommendation pursuant to this Section 5.4(b) may be made:

(A) until after the third (3rd) business day following written notice from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the facts underlying the determination by the Board of Directors of the Company that an Intervening Event has occurred, and the reason for the Adverse Change Recommendation, in reasonable detail (and the Company shall keep Parent reasonably informed of material developments with respect thereto); and

(B) unless during such three (3) business day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement in such a manner that obviates the need for an Adverse Change Recommendation; and

(C) unless, by the expiration of such three (3) business day period, the Board of Directors of the Company determines in good faith, taking into consideration any amendments to this Agreement proposed by Parent (after consultation with the Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Change Recommendation would constitute a breach of the fiduciary duties of the Board of Directors of the Company under Applicable Law.

(c) Nothing contained in Sections 5.3 or 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside legal counsel, the failure to make such disclosure would constitute a breach of the fiduciary duties of the Board of Directors of the Company under Applicable Law or any disclosure requirements under Applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act) shall be deemed an Adverse Change Recommendation unless the Board of Directors of the Company publicly states that its recommendation with respect to this Agreement has not changed or refers shareholders to the prior recommendation of the Board of Directors with respect to this Agreement.

(d) The Company agrees that any violation of the restrictions set forth in Section 5.3 by any Representatives of the Company or any of its Subsidiaries shall be deemed a breach of this Agreement by the Company.

(e) The Company shall not take any action to exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the restrictions on “business combinations” under Applicable Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(f).

Article VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1 Filings and Approvals.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of such steps as may be necessary (it being understood that the Company and Parent shall be obligated only to use reasonable best efforts in so doing) to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Bodies, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties (provided that, subject to Parent’s obligations in Sections 6.1(e) and (f) below, neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent, which Parent will promptly grant if reasonably required) and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than five (5) business days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Body in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Offer, the Merger and the other transactions contemplated by this Agreement; and (v) promptly take, and cause its Affiliates to take, all reasonable actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Offer, the Merger and the other transactions contemplated by this Agreement; provided that the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company or its Subsidiaries only in the event the Closing occurs. Parent shall pay all filing fees payable to any Governmental Body under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Body in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Offer, the Merger or the other transactions contemplated hereby.

(c) Without limiting the generality of anything contained in this Section 6.1, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Body to the extent regarding the Offer, the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry, investigation, action or Proceeding, and provide a copy of all written communications and (iv) enter or consent to any timing agreement or other understanding with any Governmental Body regarding the timing of Closing or the HSR Act waiting period only if the other parties agree. Subject to Applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Body in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be; and provided, however, that outside counsel shall not disclose such information to such other parties if the information is designated by the providing party as “outside counsel only”. In addition, except as may be prohibited by any Governmental Body or by any Applicable Law, in connection with any such request, inquiry, investigation, action or Proceeding in respect of the Offer, the Merger and the other transactions contemplated by this Agreement, each party hereto will permit and give advanced notice to authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Proceeding.

(d) Notwithstanding the foregoing, Parent shall be entitled to direct the antitrust defense of the Offer, the Merger and the other transactions contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Body or other person relating to the Agreement, the Offer, or the Merger (including any possible Divestiture Action, as defined below), and provided that Parent shall consult with, and consider in good faith the views of, the Company throughout the antitrust defense of the transaction contemplated by this Agreement, including by providing the Company with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Body with respect to any proposed settlement, consent decree, commitment or remedy (including any possible Divestiture Action), or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. The Company shall use its reasonable best efforts to provide full and effective support of Parent in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Parent.

(e) In furtherance and not in limitation of the foregoing, Parent agrees to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Body, so as to enable the parties to consummate the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable (and in any event no later than three (3) business days prior to the End Date), including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, transfer, assignment or other disposition of assets or businesses of Parent or the Company or their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of Parent or the Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Body in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may be conditioned upon consummation of the Offer, the Merger and the other transactions contemplated by this Agreement) (each a “Divestiture Action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling, that would otherwise have the effect of preventing consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, and to ensure that no Governmental Body with the authority to clear, authorize or otherwise approve consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, fails to do so as promptly as practicable and in any event no later than three (3) business days prior to the End Date; provided, however, that nothing contained in this Agreement requires Parent or the Company to take, or cause to be taken, any Divestiture Action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries, or any combination thereof, if such action would exceed the Detriment Limit. For purposes of this Agreement, the “Detriment Limit” would be exceeded if the assets, businesses or product lines subject to Divestiture Action in order to obtain actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Bodies account for more than $4,000,000 of revenue for the twelve (12) months ended December 31, 2015. The parties hereto agree that the calculation of revenue for determining whether the Detriment Limit has been exceeded shall be measured by reference to the lowest such revenue of Parent or the Company for each such overlapping asset, business or product line subject to Divestiture Action, regardless of which asset, business or product line Parent actually selects for such Divestiture Action.

(f) In the event that any litigation or other administrative or judicial action or Proceeding is commenced challenging the Offer, the Merger and the other transactions contemplated by this Agreement and such litigation, action or Proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Purchaser shall take any and all action to resolve any such litigation, action or Proceeding and each of the Company, Parent and Purchaser shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 6.2 Employee Benefits.

(a) For a period commencing upon the Control Time and continuing through December 31, 2016, subject to the last sentence hereof, Parent shall provide each employee of the Company and its Subsidiaries who continues to be employed by Parent, the Company or the Surviving Company (or any Subsidiary thereof) following the Control Time (the “Continuing Employees”) with (i) base salary or base hourly rate, in each case in an amount at least equal to the level that was provided to each such Continuing Employee immediately prior to the Control Time, and (ii) employee benefits (other than equity awards) that are no less favorable in the aggregate than those provided to the Continuing Employees immediately prior to the Control Time. In addition, without limiting the foregoing, (i) each Continuing Employee shall be eligible to receive the severance benefits set forth in Schedule 6.2 in the event such Continuing Employee is terminated without cause at any time before the first anniversary of the Control Time, (ii) Parent shall assume and honor the terms of the agreements set forth in Schedule 6.2 and (iii) Parent shall honor those base salary or base hourly rate merit increases set forth in Schedule 6.2.

(b) From and after the Control Time, Parent shall cause the service of each Continuing Employee to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, retirement, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Company, the Surviving Company or any of their ERISA Affiliates, but not including any equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Employee Plan immediately prior to the Control Time and to the extent such credit would not result in a duplication of benefits.

(c) From and after the Control Time, with respect to each Parent Benefit Plan that provides for dental, medical or vision benefits in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Control Time; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.2(d) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Employee Plan.

(d) Parent, the Company and the Surviving Company acknowledge and agree that all provisions contained in this Section 6.2 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof or any right to continued employment with Parent, the Company, the Surviving Company or any of their Affiliates. Nothing in this Section 6.2 shall be deemed to amend any Employee Plan or Parent Benefit Plan or to require Parent, the Surviving Company or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated by this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.3 Indemnification of Officers and Directors.

(a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Company to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.3(a), neither Parent nor the Surviving Company shall be obligated to pay annual premiums in excess of 250% of the amount per policy period the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then the Surviving Company shall (and Parent shall cause the Surviving Company to) cause to be maintained policies of insurance that, in the Surviving Company’s and Parent’s good faith judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if the Company elects to obtain prepaid “tail” or “runoff” policies prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 250% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, each of Parent and the Surviving Company shall: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) for any and all costs, expenses (including reasonable fees and expenses of legal counsel, which shall be advanced as they are incurred, provided that the Indemnified Party shall have made an undertaking, if required by Applicable Law, to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.3(b)), judgments, fines, penalties, taxes or liabilities (including amounts paid in settlements or compromises) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or other proceeding (whether civil or criminal, formal or informal, and including any proceeding before any administrative or legislative body or agency) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (a “Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or otherwise in connection with any action taken or not taken at the request of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as director, officer, employee, agent, trustee or fiduciary at the request of the Company or any Subsidiary of the Company (including in any capacity with respect to any employee benefit plan), in each of clause (A) or (B) whether or not the Indemnified Party continues in such position at the time such Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under Applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (x) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Party as of the date hereof; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the articles of organization, bylaws or resolutions of the Company as in effect on the date hereof. Parent’s and the Surviving Company’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim threatened, asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Company fails to comply with its obligations in this Section 6.3(b) and an Indemnified Party makes demand or commences a suit which results in a determination that the Parent or the Surviving Company failed to comply with such obligation, Parent shall pay such Indemnified Party its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such demand or suit, together with interest thereon at the rate of interest per annum equal to the prime lending rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment.

(c) In furtherance of and without limiting the foregoing, the Company shall indemnify and advance expenses to, and Parent shall cause the Company to indemnify and advance expenses to, the Independent Directors in connection with their service as directors of the Company for any period following the Acceptance Time and prior to the Effective Time to the fullest extent permitted by Applicable Law and in accordance with the provisions of this Section 6.3.

(d) If Parent, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.3.

(e) The provisions of this Section 6.3 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any articles of organization or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Company under this Section 6.3 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.3 applies unless the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.3 applies shall be third-party beneficiaries of this Section 6.3).

Section 6.4 Shareholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) business days) notify Parent in writing of, and shall give Parent the opportunity to participate (at its own expense) in the defense and settlement of, any Shareholder Litigation. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Shareholder Litigation.

Section 6.5 Public Announcement. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or announcement may be required by Applicable Law, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Change Recommendation effected in accordance with Sections 5.4(b) or (c) or with respect to its receipt and consideration of any Acquisition Proposal in accordance with Section 5.4(c).

Section 6.6 Takeover Laws; Advice of Changes.

(a) If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover law or regulation becomes or is deemed to be applicable to the Company, Parent, Purchaser, the Offer, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Purchaser, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such law or regulation inapplicable to the foregoing.

(b) Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i)(x) with respect to the Company, has had or would reasonably be expected to result in any Company Material Adverse Effect with respect to it and (y) with respect to Parent or Purchaser, has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Article VII or Annex I not being able to be satisfied prior to the End Date.

Section 6.7 Section 16 Matters. Promptly after the date hereof and prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.8 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Company of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.9 Rule 14d-10(d) Matters. Prior to the Acceptance Time and to the extent permitted by Applicable Law, the Compensation Committee of the Board of Directors of the Company shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date hereof or are entered into after the date hereof and prior to the Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Article VII

CONDITIONS PRECEDENT TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which, to the extent permitted by this Agreement and Applicable Law, may be waived in whole or in part by such party):

(a) The Shareholder Approval shall have been obtained, if required by Applicable Law.

(b) Purchaser shall have accepted for payment and paid for the Shares validly tendered and not withdrawn pursuant to the Offer.

(c) There shall be no Order (whether temporary, preliminary or permanent) in effect precluding, restraining, enjoining or prohibiting consummation of the Merger and no Applicable Law shall have been enacted or promulgated by any federal or state Governmental Body of competent jurisdiction and remain in effect that precludes, restrains, enjoins or prohibits the consummation of the Merger; provided that the party seeking to assert this condition shall have used those efforts required hereunder (including under Section 6.1) to resist, lift or resolve such Order or Applicable Law.

Article VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company by written notice to the other if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(c) by Parent by written notice to the Company if prior to the Acceptance Time the Board of Directors of the Company shall (i) have effected an Adverse Change Recommendation (provided that, any written notice, including pursuant to Section 5.4, of the Company’s intention to make an Adverse Change Recommendation in advance of making an Adverse Change Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(c)), (ii) fail to recommend against acceptance of any tender offer or exchange offer for the Shares by a Third Party within ten (10) business days after commencement of such offer, or (iii) have materially breached any of its obligations set forth in Section 5.3, and such breach shall have resulted in an Acquisition Proposal;

(d) by the Company by written notice to Parent if Purchaser fails to commence the Offer as provided in Article II; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if such failure to commence the Offer resulted from the breach of this Agreement by the Company;

(e) by either the Company or Parent if the Acceptance Time shall not have occurred by the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(f) by the Company by written notice to Parent at any time prior to the Acceptance Time in order to accept a Superior Proposal in accordance with Section 5.4(b), and substantially concurrently with such termination (or no later than the next business day if such termination occurs on a day that is not a business day) the Company (i) enters into a definitive agreement with respect to such Superior Proposal and (ii) pays the Company Termination Fee pursuant to Section 8.3;

(g) by Parent by written notice to the Company at any time prior to the Acceptance Time in the event of a breach by the Company of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement that would result in any of the Offer Conditions not being satisfied; provided, however, that, for purposes of this Section 8.1(g), if such a breach or failure is curable by the Company within the earlier of the End Date and twenty (20) business days of the date Parent gives the Company notice of such breach or failure and the Company is continuing to use its reasonable best efforts to cure such breach or failure, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach or failure unless such breach or failure shall remain uncured upon the earlier of the End Date and the expiration of such twenty (20) business day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Purchaser is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h); or

(h) by the Company by written notice to Parent prior to the Acceptance Time in the event of a breach by Parent or Purchaser of any representation or warranty or failure to perform in any respect any covenant or obligation contained in this Agreement that would result in any of the Offer Conditions not being satisfied; provided, however, that, for purposes of this Section 8.1(h), if such a breach or failure is curable by Parent within the earlier of the End Date and twenty (20) business days of the date the Company gives Parent notice of such breach or failure and Parent is continuing to use its reasonable best efforts to cure such breach or failure, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach or failure unless such breach or failure shall remain uncured upon the earlier of the End Date and the expiration of such twenty (20) business day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g).

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of this Section 8.2, the penultimate sentence of Section 5.1(a), Section 8.3, Article IX and the applicable definitions in Exhibit A or elsewhere in this Agreement shall survive any such termination of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Purchaser nor the Company shall be relieved or released from any liabilities or damages arising out of its knowing or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b). The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 8.3 Termination Fee.

(a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 8.1(c);

(ii) this Agreement is terminated pursuant to Section 8.1(f); or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) or (g), (B) after the date hereof and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly made, commenced, submitted or announced and not withdrawn, and (C) the Company consummates an Acquisition Proposal within twelve (12) months after such termination or the Company enters into a definitive agreement within twelve (12) months after such termination to effect an Acquisition Proposal, which Acquisition Proposal is thereafter consummated (provided that, for purposes of this Section 8.3(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with fifty percent (50%));

then the Company shall pay Parent a fee in an amount equal to $4,500,000 (the “Company Termination Fee”) by wire transfer of same-day funds (x) in the case of Section 8.3(b)(i), within three (3) business days after such termination, (y) in the case of Section 8.3(b)(ii), substantially concurrently with termination of this Agreement (or no later than the next business day if such termination occurs on a day that is not a business day), and (z) in the case of Section 8.3(b)(iii), within three (3) business days after consummation of the transactions contemplated by such Acquisition Proposal. In the event that Parent shall receive full payment pursuant to this Section 8.3(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated hereby or any matters forming the basis for such termination; provided that if the Company fails to pay the Company Termination Fee and Parent and/or Purchaser commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding). For the avoidance of doubt, any payment made by the Company under this Section 8.3(b) shall be payable only once with respect to this Section 8.3(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(c) The Company acknowledges and agrees that Section 8.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without such provision, Parent and Purchaser would not have entered into this Agreement.

Article IX

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment. Prior to the Effective Time, subject to Sections 1.3 and 6.3, this Agreement may be amended with the mutual agreement of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

Section 9.4 Entire Agreement; No Reliance; Counterparts.

(a) This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect.

(b) Each party hereto agrees that, except for the representations and warranties contained in Article III (including the Company Disclosure Schedule), and Article IV (including the Parent Disclosure Schedule) of this Agreement, neither the Company, on the one hand, nor Parent or Purchaser, on the other hand, makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Purchaser agrees that neither the Company nor any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

(c) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such Commonwealth. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts for Suffolk County, Massachusetts (or if such court does not have jurisdiction, any other courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts) (the “Massachusetts Courts”). Each party hereby irrevocably submits to the exclusive jurisdiction of the Massachusetts Courts in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.8 or in any other manner permitted by Applicable Law.

(b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Massachusetts Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.5(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.5(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.5(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.5(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.5(b) or anything set forth in this Section 9.5(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time. In any Legal Proceeding seeking monetary damages against a party or to compel a party to specifically perform its obligations hereunder, the non-prevailing party in such Legal Proceeding (after a final, non-appealable judgment of a court of competent jurisdiction) shall promptly reimburse the prevailing party its costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Proceeding.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.6 Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

Section 9.7 Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (a) the provisions of Section 9.5, (b) the last sentence of Section 8.2, (c) Section 6.3 and (d) payments and other benefits contemplated in Article II, which in each of clauses (a) through (d) shall inure to the benefit of the Persons or entities benefiting therefrom who are hereby expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein.

Section 9.8 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) business day after dispatch by registered or certified mail, (iii) on the next business day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent or Purchaser:

CalAmp Corp.
15635 Alton Parkway, Suite 250
Irvine, CA 92618
Attn: Stephen M. Moran, VP & General Counsel
Facsimile No.: [*]
Email: [*]

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue, Los Angeles, CA 90071
Attn: Peter W. Wardle
Facsimile No.: 1.213.229.6242
Email: PWardle@gibsondunn.com

if to the Company:

LoJack Corporation
Randy L. Ortiz, President and Chief Executive Officer
40 Pequot Way
Canton, MA 02021
Facsimile No. [*]
Email: [*]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
53 State Street, Exchange Place
Boston, MA 02109
Attn: Stuart M. Cable and Lisa R. Haddad
Facsimile No.: 1.617.523.1231
Email: scable@goodwinprocter.com
lhaddad@goodwinprocter.com

Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.10 Obligation of Parent. Parent shall cause Purchaser to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Purchaser in accordance with the terms of this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Purchaser of each of the covenants, obligations and undertakings required to be performed by Purchaser under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Purchaser shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Purchaser in the first instance.

Section 9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References to any agreement or contract are to that agreement or contract as in effect at the relevant time, including as may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as in effect at the relevant time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as in effect at the relevant time.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

LOJACK CORPORATION,
a Massachusetts corporation

By:	/s/ Randy Ortiz
Name:	Randy Ortiz
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

CALAMP CORP.,
a Delaware corporation

By:	/s/ Michael Burdiek
Name:	Michael Burdiek
Title:	President and Chief Executive Officer

LEXUS ACQUISITION SUB, INC.,
a Massachusetts corporation

By:	/s/ Michael Burdiek
Name:	Michael Burdiek
Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

For purposes of this Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to and no less favorable to the Company than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement may contain additional provisions that permit the Company to comply with the provisions of Article V.

“Acceptance Time” is defined in Section 1.1(a) of this Agreement.

“Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (in writing or otherwise) from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Adverse Change Recommendation” is defined in Section 5.4(a) of this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Antitrust Laws” shall mean the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other Applicable Law and Orders issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

EXHIBIT A-i

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Articles of Merger” is defined in Section 1.5(c) of this Agreement.

“Balance Sheet” means the unaudited balance sheet included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed by the Company with the SEC.

“Balance Sheet Date” means September 30, 2015.

“Business” is defined in Section 3.8(i)(i) of this Agreement.

“business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

“Certificate” is defined in Section 2.1(d) of this Agreement.

“Closing” is defined in Section 1.5(b) of this Agreement.

“Closing Date” is defined in Section 1.5(b) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company Associate” means any current employee (including officers) and any other individual who is a director, in each case, of any of the Company or its Subsidiaries.

“Company Board Recommendation” is defined in Section 3.21(b) of this Agreement.

“Company Charter Documents” is defined in Section 3.1(a) of the Agreement.

“Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Company Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent immediately prior to or concurrently with the execution of this Agreement (it being agreed that any exception or disclosure set forth in the Company Disclosure Schedule shall be deemed to be an exception or have been disclosed for each section of this Agreement to the extent the relevance is reasonably apparent on the face of such exception or disclosure).

EXHIBIT A - ii

“Company Equity Plans” means any stock option, stock incentive, stock award or other equity compensation plan or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company.

“Company Financial Advisor” is defined in Section 3.24 of this Agreement.

“Company Intellectual Property Assets” is defined in Section 3.8(i)(ii) of this Agreement.

“Company Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, excluding in each case any such adverse effect resulting from or arising out of: (A) the announcement, pendency or consummation of the Offer or the Merger (including any loss of or adverse change in the relationship (contractual or otherwise) of the Company and its Subsidiaries with their respective employees, contractors, customers, licensees, licensors, partners or suppliers as a result thereof); (B) the identity of Parent or any of its Affiliates as the acquirer of the Company or any facts or circumstances concerning Parent or any of its Affiliates; (C) general economic, financial, debt, capital, credit or securities markets or political conditions in the United States or elsewhere in the world to the extent such conditions impact the United States or elsewhere in the world where the Company and its Subsidiaries operate; (D) general conditions in the automotive industry and other industries in which the Company and its Subsidiaries operate in the United States and elsewhere in the world; (E) any changes or prospective changes in GAAP (or the rules and regulations thereof) or Applicable Law (or any interpretations thereof); (F) the taking of any specific action, or refraining from taking any specific action, in each case at the request of Parent or Purchaser or as required by this Agreement; (G) any Shareholder Litigation; (H) any outbreak or escalation of hostilities, any acts of terrorism, sabotage, military action or war, or any weather-related event, fire or natural or man-made disaster or any escalation thereof; or (I) any failure by the Company to meet internal or analysts’ estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of Shares (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided that, in the case of clauses (C), (D) and (E), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Options” shall mean all options to purchase Shares (whether vested or unvested and whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Preferred Stock” shall mean the preferred stock, $0.01 par value per share, of the Company.

EXHIBIT A - iii

“Company Registered IP” is defined in Section 3.8(a) of this Agreement.

“Company Restricted Shares” is defined in Section 2.4(c) of this Agreement.

“Company SEC Documents” is defined in Section 3.3(a) of this Agreement.

“Company Restricted Stock Award” means each award (other than a Company Option or a Company RSU) with respect to Shares outstanding under any Company Equity Plan or otherwise that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company.

“Company RSUs” is defined in Section 2.4(b) of this Agreement.

“Company Termination Fee” is defined in Section 8.3(b) of this Agreement.

“Confidentiality Agreement” is defined in Section 5.1(a) of this Agreement.

“Continuing Employees” is defined in Section 6.2(a) of this Agreement.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind, including all amendments, supplements or modifications thereto.

“Control Time” means the earlier of (i) such time as Purchaser Designees first constitute at least a majority of the Board of Directors of the Company pursuant to Section 1.3, and (ii) the Effective Time.

“Copyrights” is defined in Section 3.8(i)(iii)(C) of this Agreement.

“Current Premium” is defined in Section 6.3(a) of this Agreement.

“Detriment Limit” is defined in Section 6.1(e) of this Agreement.

“Dissenting Shares” is defined in Section 2.1(e) of this Agreement.

“Divestiture Action” is defined in Section 6.1(e) of this Agreement.

“DOJ” is defined in Section 6.1(b) of this Agreement.

“DOL” is defined in Section 3.16(d) of this Agreement.

“Effective Time” is defined in Section 1.5(c) of this Agreement.

“Employee Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance, change-in-control, retention or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company, or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material liability, contingent or otherwise, and which covers any current or former employee, consultant or director of the Company or any of its Subsidiaries.

EXHIBIT A - iv

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall mean August 1, 2016.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Body or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Bodies relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity shall mean any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 2.2 of this Agreement.

“Exchange Agent Agreement” is defined in Section 2.2 of this Agreement.

“Exchange Fund” is defined in Section 2.2 of this Agreement.

EXHIBIT A - v

“Expiration Time” is defined in Section 1.1(b) of this Agreement.

“FTC” is defined in Section 6.1(b) of this Agreement.

“Fully Diluted” means the number of Shares then outstanding (including Company Restricted Shares), together with any other Shares which the Company may be obligated to issue at that time (but excluding Shares underlying Company RSUs and Company Options to be cancelled at the Acceptance Time pursuant to Section 2.4, unless the Company has received a notice of exercise therefor prior to such date, in which case the Shares underlying the award subject to such notice shall not be excluded); provided, however, that unless specified otherwise, “Fully Diluted” shall not contemplate the potential dilutive effect attributable to the Top-Up Option.

“GAAP” is defined in Section 3.3(c) of this Agreement.

“Governmental Authorization” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Governmental Body” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound License Agreement” means any Contract granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property Assets owned by a third party, but excluding any Contract for commercially available “off-the-shelf” software licensed to the Company or any of its Subsidiaries in object code form solely for internal use for an aggregate license fee of no more than $10,000.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar contracts and agreements, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices), (iv) under capital leases (in accordance with GAAP), (v) in respect of outstanding letters of credit and bankers’ acceptances, (vi) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements, or (vii) all guarantees of any of the foregoing of any other Person.

EXHIBIT A - vi

“Indemnified Party” is defined in Section 6.3(b) of this Agreement.

“Independent Directors” is defined in Section 1.3(b) of this Agreement.

“Insurance Policies” is defined in Section 3.19 of this Agreement.

“Intellectual Property Assets” is defined in Section 3.8(g)(iii) of this Agreement.

“Interim Period” means the period from the date hereof to the earlier of (i) the Control Time and (ii) termination of this Agreement in accordance with Section 8.1.

“Intervening Event” is defined in Section 5.4(b)(i) of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“knowledge” means actual knowledge, after reasonable inquiry, of each of the individuals identified in Schedule 1.1.

“Lease Agreement” is defined in Section 3.7(b) of this Agreement.

“Leased Real Property” is defined in Section 3.7(b) of this Agreement.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Letter of Transmittal” is defined in Section 2.3(a) of this Agreement.

“Made Available” means that such information, document or material was: (a) publicly available on the SEC EDGAR database; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form prior to the execution of the Agreement; or (c) made available for review by Parent or Parent’s Representatives prior to the execution of the Agreement in the virtual data room maintained by the Company using Intralinks® in connection with the transactions contemplated by this Agreement.

“Marks” is defined in Section 3.8(i)(iii)(B) of this Agreement.

“Massachusetts Courts” is defined in Section 9.5(a) of this Agreement.

“Material Contract” is defined in Section 3.9(b) of this Agreement.

EXHIBIT A - vii

“MBCA” shall mean the Massachusetts Business Corporation Act, as amended.

“Merger” is defined in Recital B of this Agreement.

“Merger Consideration” is defined in Section 2.1(c) of this Agreement.

“Minimum Condition” is defined in Annex I.

“NASDAQ” shall mean The NASDAQ Global Select Market, or any successor thereto.

“Notice of Superior Proposal” is defined in Section 5.4(b)(ii)(A) of this Agreement.

“Offer” is defined in Recital B of this Agreement.

“Offer Conditions” is defined in Section 1.1(b) of this Agreement.

“Offer Documents” is defined in Section 1.1(e) of this Agreement.

“Offer Price” is defined in Recital B of this Agreement.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body or arbitrator that is binding upon or applicable to such Person or its property.

“Outbound License Agreements” means all Contracts under which the Company or any of its Subsidiaries grants to a third party any rights under or with respect to any Intellectual Property.

“Parent” is defined in the preamble to the Agreement.

“Parent Benefit Plans” is defined in Section 6.2(b) of this Agreement.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of this Agreement and that has been delivered by Parent to the Company immediately prior to or concurrently with the execution of this Agreement (it being agreed that any exception or disclosure set forth in the Parent Disclosure Schedule shall be deemed to be an exception or have been disclosed for each section of this Agreement to the extent the relevance is reasonably apparent on the face of such exception or disclosure).

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances that, individually or in the aggregate, would reasonably be expected to (a) prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or (b) materially impair or delay the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

“Patents” is defined in Section 3.8(i)(iii)(A) of this Agreement.

EXHIBIT A - viii

“Permitted Encumbrance” shall mean any Encumbrance that (a) arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) represents the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law or (c) in the case of any Contract, are restrictions against the transfer or assignment thereof that are included in the terms of such Contract.

“Person” shall mean any individual, Entity or Governmental Body.

“Proceeding” is defined in Section 6.3(b) of this Agreement.

“Proxy Statement” is defined in Section 1.7(a)(ii) of this Agreement.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Designees” is defined in Section 1.3(a) of this Agreement.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, advisors and representatives.

“Schedule 14D-9” is defined in Section 1.2(a) of this Agreement.

“Schedule TO” is defined in Section 1.1(e) of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” is defined in Section 1.5(c) of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Approval” is defined in Section 3.21(a) of this Agreement.

“Shareholder Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors of the Company, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to the Agreement, the Offer, the Merger or any related transaction (including any such claim or Legal Proceeding based on allegations that the Company’s entry into the Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Board of Directors of the Company, any member of the Board of Directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Shareholder Meeting” is defined in Section 1.7(a)(i) of this Agreement.

“Shares” is defined in Recital B of this Agreement.

EXHIBIT A - ix

“Short Form Threshold” means that number of Shares necessary for Purchaser to be merged into the Company without a vote or consent of the Company’s shareholders in accordance with Section 11.05 of the MBCA.

“Subsequent Offering Period” is defined in Section 1.1(d) of this Agreement.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or economic interests of such Entity.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, including the form of consideration, financing terms (which shall not include a financing condition) thereof, timing and the likelihood of consummation, would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the Offer and the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal, if applicable); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “more than 50%”.

“Surviving Company” is defined in Section 1.5(a) of this Agreement.

“Tax” shall mean any tax (including any federal, state, local and foreign income tax, franchise tax, profits tax, capital gains tax, gross receipts tax, value added tax, surtax, estimated tax, unemployment tax, payroll tax, national health insurance tax, excise tax, Code Section 59A environmental tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, capital stock tax, severances tax, disability tax, production tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), and any penalty, interest or addition to tax imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law relating to any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Rights” is defined in Section 3.8(c) of this Agreement.

EXHIBIT A - x

“Top-Up Option” is defined in Section 1.4(a) of this Agreement.

“Top-Up Shares” is defined in Section 1.4(a) of this Agreement.

“Trade Secrets” is defined in Section 3.8(i)(iii)(D) of this Agreement.

“WARN” is defined in Section 3.17(b) of this Agreement.

EXHIBIT A - xi

EXHIBIT B

FORM OF ARTICLES OF ORGANIZATION
OF SURVIVING COMPANY

EXHIBIT B

EXHIBIT C

FORM OF BYLAWS OF SURVIVING COMPANY

EXHIBIT C

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein have the meanings assigned to them in the Agreement to which it is annexed.

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered and not validly withdrawn, if immediately prior to the Expiration Time:

(a) there shall not have been validly tendered and not validly withdrawn such number of Shares that, considered together with all other Shares (if any) then beneficially owned by Parent, Purchaser and their controlled Affiliates (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantees), represent at least two-thirds (66 2/3%) of the total number of outstanding Shares on a Fully Diluted basis (such condition in this clause (a), the “Minimum Condition”);

(b) any applicable waiting period (or any extension thereof) or approval under the HSR Act or other Antitrust Laws shall not have expired or been terminated or obtained;

(c) any of the following conditions shall exist:

(i) a Governmental Body shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order which is then in effect and has the effect of enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Offer or the Merger;

(ii) there shall be pending any Legal Proceeding by any Governmental Body that seeks to make illegal or otherwise prohibit the consummation of the Offer or the Merger (which will remain subject to Section 6.1);

(iii) (A) the representation and warranty of the Company set forth in Section 3.5(c) of the Agreement shall not be true and correct as of the date of the Agreement and as of the Expiration Time as though made on and as of such date or time, (B) the representations and warranties of the Company set forth in the first sentence of each of Sections 3.2(a) and (c) shall not be true and correct as of the date of the Agreement (in each case, other than de minimis inaccuracies) (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty need only be true and correct other than de minimis inaccuracies as of such earlier date) and (C) the representations and warranties set forth in Sections 3.2(e), 3.21(a) and (c) and 3.22, and in the first sentence of each of Sections 3.1(a) and (c), shall not be true and correct in all material respects as of the date of the Agreement and as of the Expiration Time as though made on and as of such date or time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty need only be true and correct in all material respects as of such earlier date);

ANNEX I - i

(iv) the other representations and warranties of the Company set forth in the Agreement shall not be true and correct as of the date of the Agreement and as of the Expiration Time as though made on and as of such date or time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty need only be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(v) the Company shall have breached or failed to perform in all material respects the agreements and covenants required to be performed by it under the Agreement, and such breach or failure to perform shall not have been cured to the good faith satisfaction of Parent; or

(vi) Parent and Purchaser shall not have received a certificate executed on behalf of the Company by an authorized officer confirming that the conditions set forth in clauses (c)(iii), (iv) and (v) of this Annex I have been satisfied; or

(d) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX I - ii

ANNEX II

FORM OF PROMISSORY NOTE FOR TOP-UP OPTION

[DATE]

FOR VALUE RECEIVED, the undersigned [•], a Massachusetts corporation (“Purchaser”), promises to pay to [the Company], [address], in no event more than one (1) year after issuance, the principal sum of [•] ($[•]), together with simple interest from the date hereof on the principal amount from time to time unpaid at a per annum rate of three percent (3%). Purchaser will pay such interest at maturity, except that all accrued but unpaid interest shall be due and payable at the stated or accelerated maturity hereof or upon the prepayment in full hereof. This note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.

No failure by the holder to take action with respect to any default hereunder shall affect its subsequent rights to take action with respect to the same or any other default. In the event of default Purchaser agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees, to the extent allowed by law.

All payments to the holder hereof shall be made at the address set forth above or at such other address as the holder hereof shall specify in writing to Purchaser.

This note shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.

Purchaser and all endorsers and guarantors of this note hereby waive presentment, demand, notice of nonpayment and protest except as provided in this note.

IN WITNESS WHEREOF, the undersigned Purchaser has caused this note to be executed by its duly authorized officer.

[PURCHASER]

By:
Name:
Title:

ANNEX II